Exhibit 5.2

DAVIS POLK & WARDWELL
450 LEXINGTON AVENUE NEW YORK, N.Y. 10017 1300 I STREET, N.W. WASHINGTON, D.C. 20005	1600 EL CAMINO REAL MENLO PARK, CA 94025 650 752 2000 FAX 650 752 2111 WRITER’S DIRECT	MESSETURM 60308 FRANKFURT AM MAIN MARQUÉS DE LA ENSENADA, 2 28004 MADRID

99 GRESHAM STREET LONDON EC2V 7NG		1-6-1 ROPPONGI MINATO-KU, TOKYO 106-6033

15, AVENUE MATIGNON 75008 PARIS		3A CHATER ROAD HONG KONG

May 17, 2005

El Paso Electric Company
Stanton Tower
100 North Stanton
El Paso, TX 79901

Ladies and Gentlemen:

     We have acted as counsel for El Paso Electric Company, a Texas corporation (the “Company”), in connection with the Company’s issuance of $400,000,000 principal amount of 6% Senior Notes due May 15, 2035 (the “Securities”) pursuant to an Indenture dated as of May 1, 2005 between the Company and JPMorgan Chase Bank, N.A., as trustee (the “Trustee”) (including the terms of the Securities established thereunder, the “Indenture”).

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

     On the basis of such examination, we advise you that, in our opinion, the Indenture relating to the Securities and the Securities constitute valid and legally binding obligations of the Company, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability.

     The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York and we are expressing no opinion as to the effect of the laws of any other jurisdiction. For purposes of our opinion, we have assumed that the Company has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Texas, that the Indenture has been duly authorized, executed and delivered by the Company insofar as the laws of the State of Texas are concerned, and that the Securities have been duly authorized, executed, issued and delivered insofar as the laws of the State of Texas are concerned.

     We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed on May 19, 2005. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

     This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

Very truly yours,

/s/ Davis Polk & Wardwell